Exhibit 99

For Immediate Release

Allstate Reports 2006 Third Quarter Results
Net Income EPS Increased to $1.83
Operating Income EPS Increased to $1.88

NORTHBROOK, Ill., Oct. 18, 2006 – The Allstate Corporation (NYSE: ALL) today reported for the third quarter of 2006:

Consolidated Highlights(1)

	Three Months Ended September 30,
(in millions, except per share amounts and ratios)	Est. 2006	2005	Change

Consolidated revenues	$8,738	$8,942	$(204)
Net income (loss)	1,158	(1,548)	2,706
Net income (loss) per diluted share	1.83	(2.36)	4.19
Operating income (loss)(1)	1,191	(1,650)	2,841
Operating income (loss) per diluted share(1)	1.88	(2.52)	4.40
Property-Liability combined ratio	84.1	149.6	—
Catastrophe losses	169	4,707	(4,538)
Book value per share	35.08	29.66	5.42
Return on equity	23.2	9.2	14.0 pts
Operating income return on equity(1)	25.4	9.0	16.4 pts

•      Property-Liability premiums written(1) declined 0.5% from the third quarter of 2005, reflecting the cost of the Allstate Protection catastrophe reinsurance program. Excluding the cost of the reinsurance program, premiums written grew 1.6% in the third quarter compared to the third quarter of last year, driven by an Allstate brand standard auto increase of 2.2%.  Policies in force (“PIF”) increased 0.8% for Allstate Protection, driven by an Allstate brand standard auto increase of 2.6% from September 30, 2005 levels.

•      Property-Liability underwriting income(1) was $1.08 billion compared to a $3.36 billion loss in the third quarter of 2005, driven by lower catastrophe losses.

•      After-tax catastrophe losses, net of reinsurance, totaled $110 million in the third quarter of 2006 compared to $3.06 billion in the third quarter of 2005.  The effect of catastrophe losses on net income (loss) per diluted share was $0.17 in the third quarter of 2006 compared to $4.67 in the third quarter of 2005.

•      Allstate Financial operating income for the quarter was $148 million, compared to $156 million in the third quarter of 2005 reflecting higher restructuring charges and reduced tax benefits than reported in the prior year period.  Premiums and deposits(1), excluding variable annuities, were $2.53 billion, an increase of 31.5% over the third quarter of 2005, due primarily to increased fixed annuity deposits.

•      Book value per share increased 18.3% compared to September 30, 2005, and 13.1% compared to December 31, 2005.  Book value per share, excluding the impact of unrealized net capital gains on fixed income securities(1) was $33.46 at September 30, 2006, reflecting an increase of 21.9% compared to September 30, 2005 and 15.1% when compared to December 31, 2005.

•      As announced separately today, the Board of Directors approved a new $3 billion share repurchase program.  This program is expected to commence upon the completion of our current $4 billion program during the fourth quarter of 2006 and will be completed by March 31, 2008.    By the end of 2006 we will have completed seven share repurchase programs totaling $12.8 billion for an estimated 325 million shares.

(1) Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure, and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

•      Allstate is increasing annual operating income per diluted share guidance for 2006 (assuming average expected catastrophe losses for the remainder of the year and no additional prior year reserve reestimates) to a range of $7.35 to $7.50, compared to the previously announced range of $6.70 to $7.00.

“It was another very solid quarter for Allstate as overall profitability was excellent for the corporation. Our auto insurance business continues to perform exceptionally well,” said Edward M. Liddy, chairman and CEO for The Allstate Corporation. “We run our business with the intention of delivering profitable growth over a sustainable period of time. We believe we have the right strategy in place to do that and this quarter is another strong indication that the strategy is working.

“While consolidated revenues were down 2.3 percent, Property-Liability premiums earned increased despite the costs associated with our broad and substantial reinsurance program and our efforts to reduce our exposure to catastrophic losses,” continued Liddy.

For Allstate Protection, premiums written declined slightly, 0.5 percent compared to the third quarter of 2005; however policies in force grew almost one percent over the prior year. This growth of policies in force in the quarter was driven by a strong performance for Allstate brand standard auto, which was up 2.6 percent compared to the third quarter of 2005. “We continued to deliver great value to consumers by utilizing sophisticated pricing to absorb inflationary cost increases while delivering our new Allstate® Your Choice Auto products,” commented Thomas J. Wilson, president and chief operating officer.

“Underwriting income for Allstate Protection was once again outstanding at $1.2 billion in the quarter. Automobile accident frequency continues to be favorable and claim severities were in line with our expectations and general inflationary trends. For the Allstate brand homeowners line, profitability remained solid. So far the 2006 hurricane season has been relatively mild especially compared to the unprecedented storms the country endured in 2004 and 2005.”

Allstate Financial generated operating income of $148 million compared to $156 million in the third quarter of 2005. This reflects higher restructuring charges and reduced tax benefits than reported in the prior period. When adjusted for these events, operating income was up slightly in the quarter compared to the third quarter of 2005. Premiums and deposits, excluding variable annuities, were $2.53 billion, up 31.5 percent over the third quarter of 2005 due primarily to increases in sales of fixed deferred annuities. Notably, sales of new financial services products by the Allstate agency channel(1) were up 5.9 percent compared to the third quarter of 2005. The continuation of this trend is a positive reflection of the Allstate agency force’s ability to expand beyond its traditional suite of property and casualty products.

“We are increasing annual operating income per diluted share guidance for 2006 (assuming no additional prior year reserve reestimates and average expected catastrophe losses for the remainder of the year) to a range of $7.35 to $7.50, compared to the previously announced range of $6.70 to $7.00,” said Liddy.

“Finally, in the third quarter, we announced a leadership succession plan that will be effective January 1, 2007, which will result in Tom Wilson taking over as CEO and me remaining as chairman until my retirement in spring 2008. Tom is the right person for the job at the right time. And at the end of the year, I will hand over the job of CEO feeling extremely proud of our leadership team at Allstate and knowing that it has been a privilege to lead the great people at this tremendous company. As these results indicate, the company is performing very well, our management team is strong and extremely talented, and the prospects for continued success remain bright.”

Consolidated Highlights

	Three Months Ended September 30,		Nine Months Ended September 30
($ in millions, except per share and return amounts)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended September 30, 2006
Consolidated revenues	$8,738	$8,942	$26,694	$26,438	• Net realized capital losses, partially offset by higher net investment income and growth of Property-Liability premiums earned.

Operating income (loss)	1,191	(1,650)	3,767	607	• Higher Property-Liability underwriting income which reflects $3.06 billion in catastrophe losses after-tax in 2005

Realized capital gains and losses, after-tax	(39)	121	61	288	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	16	(2)	40	(106)

Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(28)	(32)

Loss on disposition of operations, after-tax	(1)	(7)	(60)	(11)

Net income (loss)	1,158	(1,548)	3,780	724	• 2005 results included $3.06 billion in catastrophe losses after-tax
Income (loss) per diluted share:
Net	1.83	(2.36)	5.91	1.08
Operating	1.88	(2.52)	5.89	0.90

Net shares outstanding	627.4	650.4	627.4	650.4

•  During the third quarter of 2006, Allstate purchased 5.4 million shares of its stock for $308 million, leaving $295 million remaining in the current $4 billion authorization. This program began in January 2005 and is expected to be completed in 2006.

Weighted average shares outstanding (diluted)	633.9	654.8	639.9	671.9

Return on equity:					• See the return on equity calculation
Net income			23.2	9.2	in the Definitions of Non-GAAP
Operating income			25.4	9.0	and Operating Measures section
					of this document.

Book value per share			35.08	29.66

•  At September 30, 2006 and 2005, net unrealized gains on fixed income securities totaling $1.02 billion and $1.45 billion, respectively, represented $1.62 and $2.21, respectively, of book value per share.

•                  Book value per share increased 18.3% compared to September 30, 2005, 8.2% when compared to June 30, 2006 and 13.1% when compared to December 31, 2005.  Book value per share, excluding the impact of unrealized net capital gains on fixed income securities was $33.46 at September 30, 2006, reflecting increases of 21.9% compared to September 30, 2005, 4.6% when compared to June 30, 2006 and 15.1% when compared to December 31, 2005.  Book value per share is expected to be negatively impacted by the adoption of SFAS No. 158 in the fourth quarter of 2006 (For additional information, see “Estimated Impact of Adopting SFAS No. 158” section on page 22).

Property-Liability Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except ratios)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended September 30, 2006
Property-Liability net premiums written	$7,123	$7,158	$20,922	$20,733	• See the Property-Liability Premiums Written by Market Segment table

Property-Liability revenues	7,222	7,398	22,152	21,919	• Net realized capital losses partially offset by increased premiums earned.

Underwriting income (loss)	1,078	(3,363)	3,519	(1,388)

•                  Significantly lower catastrophe losses, higher premiums earned, continued favorable auto and homeowners loss frequencies excluding catastrophes, and net favorable prior year reserve reestimates, partially offset by the cost of the catastrophe reinsurance program, a $79 million pension settlement charge and a $54 million incentive benefit accrual release in the prior year.  See the Allstate Protection Market Segment Analysis table.

Net investment income	455	454	1,382	1,333	• Higher net interest and dividends.

Operating income (loss)	1,067	(1,785)	3,378	236

Realized capital gains and losses, after-tax	(22)	99	153	248	• See the Components of Realized Capital Gains and Losses (pretax) table.

Loss on disposition of operations, after-tax	—	—	(1)	—

Net income (loss)	1,045	(1,686)	3,530	484	• Higher operating income.

Catastrophe losses	169	4,707	531	5,017

Ratios:
Allstate Protection combined ratio	82.4	147.6	82.2	106.0

Effect of Discontinued Lines and Coverages on combined ratio	1.7	2.0	0.7	0.9

Property-Liability combined ratio	84.1	149.6	82.9	106.9

Effect of catastrophe losses on combined ratio	2.5	69.4	2.6	24.8
Property-Liability combined ratio excluding the effect of catastrophes(1)	81.6	80.2	80.3	82.1

Effect of restructuring and related charges on combined ratio	0.7	0.1	0.7	0.2

•                  The impact of the cost of the catastrophe reinsurance program on premiums written and premiums earned totaled $214 million in the third quarter of 2006 compared to $119 million in the second quarter of 2006 and $60 million in the third quarter of last year.  Excluding this cost, premiums written grew 1.6% and 2.2% in the third quarter and second quarter of 2006, respectively, when compared to the prior year quarters.

•                  We continue to aggressively seek recovery of our reinsurance cost.  Through the end of the third quarter, we have submitted more than 350 rate filings in 29 states related to the cost of our reinsurance programs. Including rates approved in Florida and other states related to our reinsurance programs, rates currently effective reflect approximately 35% of the total cost of our reinsurance programs, and will be included in premiums written during 2007.  We expect rates will be in effect which will reflect over 50% of the total cost of these reinsurance programs by the end of 2007, and be included in premiums written during 2008.

•                  Allstate brand standard auto and homeowners PIF increased 2.6% and 0.6%, respectively, from September 30, 2005 levels, compared to increases of 2.9% and 1.5%, respectively, in the second quarter of 2006 over the second quarter of 2005.

•                  New issued applications for Allstate brand standard auto decreased 1.4% compared to the third quarter of 2005 due to competitive pressures in certain markets and the impact of catastrophe management actions on cross-sell opportunities.  New issued applications for Allstate brand homeowners decreased 19.8% compared to the third quarter of 2005 due to our catastrophe risk management actions.  For detailed information on our catastrophe risk management actions, see the Allstate Protection Catastrophe Management Strategy section of this document.

•                  Standard auto six month average premium of $419 grew 0.5%, while homeowners 12 month average premium of $833 grew 4.5% from the third quarter of 2005.  Average premium is calculated using premiums written before reinsurance.

•                  The renewal ratios for Allstate brand standard auto and homeowners were 90.1 and 87.4, respectively, compared to 90.5 and 88.5 in the prior year third quarter.  The decline in the standard auto renewal ratio is due to competitive pressures in certain states and the decline in the homeowner renewal ratio is primarily due to our catastrophe risk management actions.  The standard auto renewal ratio in the second quarter of 2006 was 90.2.

•                  Property-Liability prior year favorable reserve reestimates for the quarter totaled $221 million, compared to $150 million in the prior year third quarter, resulting primarily from claim severity and late reported loss development that was better than anticipated in previous estimates in Allstate Protection.  Favorable Allstate Protection reserve reestimates were partially offset by a $115 million unfavorable reestimate for Discontinued Lines and Coverages.  For further information see the Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio table and the Discontinued Lines and Coverages Reserves section.

•                  The Property-Liability combined ratio of 84.1 in the third quarter of 2006 was impacted by 3.1 points for reinsurance premiums ceded on earned premiums, 2.5 points for catastrophes and (3.2) points for favorable prior year reserve reestimates, for a net unfavorable impact of 2.4 points.  The combined ratio of 149.6 in the third quarter of 2005 was impacted by 0.9 points for reinsurance premiums ceded on earned premiums, 69.4 points for catastrophes and (2.2) points for favorable prior year reserve reestimates, for a net unfavorable impact of 68.1 points.

Allstate Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005	Discussion of Results for the Three Months Ended September 30, 2006
Premiums and deposits	$2,531	$2,377	$9,435	$10,388	• See the Allstate Financial Premiums and Deposits table.

Allstate Financial revenues	1,477	1,506	4,431	4,415	• Lower premiums and contract charges from the reinsurance of substantially all of our variable annuity business and net realized capital losses partially offset by higher investment income.

Operating income	148	156	452	442	• Reduced tax benefits compared to prior period and higher restructuring charges, partially offset by higher investment margin and lower non-deferred expenses.	.

Realized capital gains and losses, after-tax	(19)	17	(89)	33	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	16	(2)	40	(106)

Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(28)	(32)

Loss on disposition of operations, after-tax	(1)	(7)	(59)	(11)

Net income	135	154	316	304

•                  Deferred fixed annuity deposits in the third quarter of 2006 were $1.77 billion (including indexed annuities), an increase of 66.9% from the prior year quarter and 8.8% below the second quarter of 2006.  The magnitude of this increase reflects relatively low fixed annuity deposits in the third quarter of 2005.  Additionally, deposits on our innovative Allstate® Treasury-Linked Annuity were $283 million, an increase of $226 million over the prior year quarter.  The crediting rate on this patented product is indexed to the 5-year treasury rate, which increases the crediting rate to the customer in a rising interest rate environment.

•                  Dividends of $300 million in the third quarter and $125 million in the second quarter were paid by Allstate Life Insurance Company (“ALIC”) to its parent, Allstate Insurance Company (“AIC”), primarily as a result of the variable annuity disposition completed in the second quarter.  Subject to regulatory approval, ALIC expects to pay additional dividends of approximately $150 million during the fourth quarter of 2006. In addition to the variable annuity transaction, these capital management actions reflect other proactive efforts to improve returns.

•                  Investments as of September 30, 2006 increased 1.6% from September 30, 2005 levels primarily due to growth in new business partially offset by lower unrealized capital gains, the transfer of assets to Prudential Financial, Inc. upon the closing of the variable annuity disposition and dividends paid.

•                  Allstate Financial prioritizes the allocation of fixed income investments to support sales of those retail products with the best sustainable growth and contribution margins, and to maintain our retail market presence. Partially as a result of this effort there were no sales of institutional products during the quarter.  Our institutional business remains opportunistic.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2006	2005	Change	2006	2005	Change

Revenues
Property-liability insurance premiums	$6,801	$6,781	0.3	$20,537	$20,201	1.7
Life and annuity premiums and contract charges	444	505	(12.1)	1,454	1,525	(4.7)
Net investment income	1,554	1,457	6.7	4,613	4,264	8.2
Realized capital gains and losses	(61)	199	(130.7)	90	448	(79.9)
Total revenues	8,738	8,942	(2.3)	26,694	26,438	1.0

Costs and expenses
Property-liability insurance claims and claims expense	4,012	8,529	(53.0)	11,879	16,706	(28.9)
Life and annuity contract benefits	388	395	(1.8)	1,135	1,209	(6.1)
Interest credited to contractholder funds	667	608	9.7	1,939	1,784	8.7
Amortization of deferred policy acquisition costs	1,160	1,160	—	3,522	3,557	(1.0)
Operating costs and expenses	726	713	1.8	2,252	2,266	(0.6)
Restructuring and related charges	52	10	—	171	36	—
Interest expense	90	85	5.9	261	251	4.0
Total costs and expenses	7,095	11,500	(38.3)	21,159	25,809	(18.0)

Loss on disposition of operations	(1)	(4)	75.0	(89)	(12)	—

Income (loss) from operations before income tax expense (benefit)	1,642	(2,562)	—	5,446	617	—

Income tax expense (benefit)	484	(1,014)	—	1,666	(107)	—

Net income (loss)	$1,158	$(1,548)	—	$3,780	$724	—

Net income (loss) per share - Basic	$1.84	$(2.36)		$5.95	$1.09

Weighted average shares - Basic	629.0	654.8		635.4	666.3

Net income (loss) per share - Diluted (1)	$1.83	$(2.36)		$5.91	$1.08

Weighted average shares - Diluted (1)	633.9	654.8		639.9	671.9

Cash dividends declared per share	$0.35	$0.32		$1.05	$0.96

(1)             For the period ended September 30, 2005, as prescribed by generally accepted accounting principles, the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares - diluted due to the third quarter 2005 net loss. Accordingly, the sum of the per share amounts for the three quarters of 2005 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2006	2005	Change	2006	2005	Change

Contribution to income

Operating income (loss) before the impact of restructuring and related charges	$1,225	$(1,644)	—	$3,878	$630	—
Restructuring and related charges, after-tax	34	6	—	111	23	—

Operating income (loss)	1,191	(1,650)	—	3,767	607	—

Realized capital gains and losses, after-tax	(39)	121	(132.2)	61	288	(78.8)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	16	(2)	—	40	(106)	137.7
Non-recurring increase in liability for future benefits, after-tax	—	—	—	—	(22)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	10.0	(28)	(32)	12.5
Loss on disposition of operations, after-tax	(1)	(7)	85.7	(60)	(11)	—

Net income (loss)	$1,158	$(1,548)	—	$3,780	$724	—

Income (loss) per share - Diluted (1)

Operating income (loss) before the impact of restructuring and related charges	$1.93	$(2.51)	—	$6.06	$0.94	—
Restructuring and related charges, after-tax	0.05	0.01	—	0.17	0.04	—

Operating income (loss)	1.88	(2.52)	—	5.89	0.90	—

Realized capital gains and losses, after-tax	(0.06)	0.18	(133.3)	0.09	0.43	(79.1)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	0.02	—	—	0.06	(0.16)	137.5
Non-recurring increase in liability for future benefits, after-tax	—	—	—	—	(0.03)	100.0
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—	(0.04)	(0.05)	20.0
Loss on disposition of operations, after-tax	—	(0.01)	100.0	(0.09)	(0.01)	—

Net income (loss)	$1.83	$(2.36)	—	$5.91	$1.08	—

Book value per share - Diluted	$35.08	$29.66	18.3	$35.08	$29.66	18.3

(1)             For the period ended September 30, 2005, as prescribed by generally accepted accounting principles, the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares - diluted due to the third quarter 2005 net loss.  Accordingly, the sum of the per share amounts for the three quarters of 2005 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION
COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended September 30, 2006 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$19	$(47)	$—	$(28)
Settlements of derivative instruments	(106)	(8)	—	(114)
Dispositions (1)	61	33	3	97
Investment write-downs	(8)	(8)	—	(16)

Total	$(34)	$(30)	$3	$(61)

	Nine Months Ended September 30, 2006 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$22	$(33)	$—	$(11)
Settlements of derivative instruments	(76)	30	—	(46)
Dispositions (1)	309	(118)	(5)	186
Investment write-downs	(22)	(17)	—	(39)

Total	$233	$(138)	$(5)	$90

	Three Months Ended September 30, 2005
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$23	$(32)	$—	$(9)
Settlements of derivative instruments	21	45	—	66
Dispositions	125	24	9	158
Investment write-downs	(6)	(10)	—	(16)

Total	$163	$27	$9	$199

	Nine Months Ended September 30, 2005
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(4)	$(101)	$—	$(105)
Settlements of derivative instruments	24	54	—	78
Dispositions	385	122	11	518
Investment write-downs	(20)	(23)	—	(43)

Total	$385	$52	$11	$448

(1)             In the third quarter of 2006, the Company recognized $3 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent is primarily related to comprehensive reviews of our portfolios for both Allstate Protection and Allstate Financial. The Company identified $2.17 billion of securities that we expect to sell to achieve these objectives.

THE ALLSTATE CORPORATION
SEGMENT RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Est.		Est.
($ in millions)	2006	2005	2006	2005
Property-Liability
Premiums written	$7,123	$7,158	$20,922	$20,733
Premiums earned	$6,801	$6,781	$20,537	$20,201
Claims and claims expense (1) (2)	4,012	8,529	11,879	16,706
Amortization of deferred policy acquisition costs	1,039	1,029	3,088	3,061
Operating costs and expenses (1)	625	577	1,905	1,787
Restructuring and related charges (1)	47	9	146	35
Underwriting income (loss)	1,078	(3,363)	3,519	(1,388)
Net investment income	455	454	1,382	1,333
Income tax expense (benefit) on operations	466	(1,124)	1,523	(291)
Operating income (loss)	1,067	(1,785)	3,378	236

Realized capital gains and losses, after-tax	(22)	99	153	248
Loss on disposition of operations, after-tax	—	—	(1)	—
Net income (loss)	$1,045	$(1,686)	$3,530	$484
Catastrophe losses	$169	$4,707	$531	$5,017
Operating ratios
Claims and claims expense ratio (2)	59.0	125.8	57.9	82.7
Expense ratio (1)	25.1	23.8	25.0	24.2
Combined ratio (1)	84.1	149.6	82.9	106.9
Effect of catastrophe losses on combined ratio	2.5	69.4	2.6	24.8
Effect of restructuring and related charges on combined ratio	0.7	0.1	0.7	0.2
Effect of Discontinued Lines and Coverages on combined ratio	1.7	2.0	0.7	0.9
Allstate Financial
Premiums and deposits	$2,531	$2,377	$9,435	$10,388
Investments	$77,125	$75,881	$77,125	$75,881
Premiums and contract charges	$444	$505	$1,454	$1,525
Net investment income	1,063	974	3,115	2,838
Periodic settlements and accruals on non-hedge derivative instruments	14	14	44	49
Contract benefits	388	395	1,135	1,209
Interest credited to contractholder funds	671	608	1,945	1,752
Amortization of deferred policy acquisition costs	142	128	491	365
Operating costs and expenses	102	142	349	454
Restructuring and related charges	5	1	24	1
Income tax expense on operations	65	63	217	189

Operating income	148	156	452	442

Realized capital gains and losses, after-tax	(19)	17	(89)	33
DAC and DSI amortization relating to realized capital gains and losses, after-tax	16	(2)	40	(106)
Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(28)	(32)
Loss on disposition of operations, after-tax	(1)	(7)	(59)	(11)
Net income	$135	$154	$316	$304
Corporate and Other
Net investment income	$36	$29	$116	$93
Operating costs and expenses	89	79	259	248
Restructuring and related charges	—	—	1	—
Income tax benefit on operations	(29)	(29)	(81)	(84)
Operating loss	(24)	(21)	(63)	(71)
Realized capital gains and losses, after-tax	2	5	(3)	7
Net loss	$(22)	$(16)	$(66)	$(64)
Consolidated net income (loss)	$1,158	$(1,548)	$3,780	$724

(1)             During the third quarter of 2006, higher lump sum payments to participants of the Company’s pension plans resulted in a non-cash settlement charge totaling $79 million.  Allstate Protection also had a favorable $35 million incentive benefit accrual release in the third quarter of 2005 due to lower than anticipated financial results.

(2)             For the nine months ended September 30, 2005, claims and claims expense and claims and claims expense ratio include the effect of $120 million or 0.6 points related to an accrual for a pending settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

THE ALLSTATE CORPORATION
UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Property-Liability Underwriting Summary
Allstate Protection	$1,196	$(3,227)	137.1	$3,652	$(1,218)	—
Discontinued Lines and Coverages	(118)	(136)	13.2	(133)	(170)	21.8
Underwriting income (loss)	$1,078	$(3,363)	132.1	$3,519	$(1,388)	—

Allstate Protection Underwriting Summary
Premiums written	$7,123	$7,158	(0.5)	$20,921	$20,732	0.9
Premiums earned	$6,801	$6,780	0.3	$20,535	$20,201	1.7
Claims and claims expense	3,897	8,394	(53.6)	11,752	16,543	(29.0)
Amortization of deferred policy acquisition costs	1,039	1,029	1.0	3,088	3,061	0.9
Operating costs and expenses	622	575	8.2	1,897	1,780	6.6
Restructuring and related charges	47	9	—	146	35	—
Underwriting income (loss)	$1,196	$(3,227)	137.1	$3,652	$(1,218)	—

Catastrophe losses	$169	$4,707	(96.4)	$531	$5,017	(89.4)

Operating ratios
Claims and claims expense ratio	57.3	123.8		57.2	81.9
Expense ratio (1)	25.1	23.8		25.0	24.1
Combined ratio (1)	82.4	147.6		82.2	106.0

Effect of catastrophe losses on combined ratio	2.5	69.4		2.6	24.8

Effect of restructuring and related charges on combined ratio	0.7	0.1		0.7	0.2

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$—	$—	—	$1	$1	—
Premiums earned	$—	$1	(100.0)	$2	$—	—
Claims and claims expense	115	135	(14.8)	127	163	(22.1)
Operating costs and expenses	3	2	50.0	8	7	14.3
Underwriting loss	$(118)	$(136)	13.2	$(133)	$(170)	21.8

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	1.7	2.0		0.7	0.9

(1)             During the third quarter of 2006, a non-cash settlement charge impacted the expense ratio by 0.7 points and the combined ratio by 1.2 points.  During the third quarter of 2005, an incentive benefit accrual release favorably impacted the expense ratio and the combined ratio by 0.5 points.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY
ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	September 30, 2006 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	11	(0.1)	(0.9)
Non-standard auto	—	—	—
Auto	11	(0.1)	(0.9)
Homeowners	5	0.4	4.1

Encompass brand
Standard auto	1	—	5.0
Non-standard auto (Deerbrook)	1	—	(10.7)
Auto	2	—	4.4
Homeowners	14	1.2	3.5

	Nine Months Ended
	September 30, 2006 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	21	(0.3)	(1.3)
Non-standard auto	1	(1.0)	(9.0)
Auto	21	(0.4)	(1.6)
Homeowners (4)	23	1.6	1.8

Encompass brand
Standard auto	10	(0.6)	(4.8)
Non-standard auto (Deerbrook)	3	—	(0.2)
Auto	12	(0.6)	(4.6)
Homeowners	20	1.7	4.2

(1)             Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products.  Rate changes include changes approved based on our net cost of reinsurance.  These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business.

(2)             Represents the impact in the states where rate changes were approved during 2006 as a percentage of total countrywide prior year-end premiums written.

(3)             Represents the impact in the states where rate changes were approved during 2006 as a percentage of total prior year-end premiums written in those states.

(4)             Rate changes include a negotiated rate reduction in the state of Texas.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Allstate brand
Standard auto	$3,988	$3,901	2.2	$11,813	$11,435	3.3
Non-standard auto	346	398	(13.1)	1,076	1,226	(12.2)
Auto	4,334	4,299	0.8	12,889	12,661	1.8

Involuntary auto	24	35	(31.4)	95	133	(28.6)
Commercial lines	195	224	(12.9)	644	706	(8.8)
Homeowners	1,635	1,678	(2.6)	4,543	4,548	(0.1)
Other personal lines	424	383	10.7	1,238	1,099	12.6

	6,612	6,619	(0.1)	19,409	19,147	1.4
Encompass brand
Standard auto	296	305	(3.0)	872	900	(3.1)
Non-standard auto (Deerbrook)	23	28	(17.9)	72	90	(20.0)
Auto	319	333	(4.2)	944	990	(4.6)

Involuntary auto	5	9	(44.4)	19	36	(47.2)
Homeowners	156	163	(4.3)	458	463	(1.1)
Other personal lines	31	34	(8.8)	91	96	(5.2)

	511	539	(5.2)	1,512	1,585	(4.6)

Allstate Protection	7,123	7,158	(0.5)	20,921	20,732	0.9

Discontinued Lines and Coverages	—	—	—	1	1	—

Property-Liability	$7,123	$7,158	(0.5)	$20,922	$20,733	0.9

Allstate Protection
Standard auto	$4,284	$4,206	1.9	$12,685	$12,335	2.8
Non-standard auto	369	426	(13.4)	1,148	1,316	(12.8)
Auto	4,653	4,632	0.5	13,833	13,651	1.3

Involuntary auto	29	44	(34.1)	114	169	(32.5)
Commercial lines	195	224	(12.9)	644	706	(8.8)
Homeowners	1,791	1,841	(2.7)	5,001	5,011	(0.2)
Other personal lines	455	417	9.1	1,329	1,195	11.2

	$7,123	$7,158	(0.5)	$20,921	$20,732	0.9

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio
Allstate brand
Standard auto	$3,909	$3,791	59.9	64.8	0.1	6.5	24.4	23.2
Non-standard auto	353	407	56.7	59.5	(0.6)	5.9	21.2	20.4
Auto	4,262	4,198	59.6	64.3	—	6.4	24.1	22.9

Homeowners	1,418	1,441	49.8	298.1	7.8	257.9	26.1	23.5
Other (1)	626	626	56.6	148.6	2.1	91.3	26.5	25.5

Total Allstate brand	6,306	6,265	57.1	126.5	2.0	72.8	24.8	23.3

Encompass brand
Standard auto	290	295	51.4	75.3	0.3	5.8	29.3	30.5
Non-standard auto (Deerbrook)	24	31	83.3	64.5	—	3.2	25.0	25.8
Auto	314	326	53.8	74.2	0.3	5.5	29.0	30.1

Homeowners	143	148	65.7	124.3	26.6	78.4	30.1	29.1
Other (1)	38	41	86.9	102.4	13.2	34.1	26.3	29.3

Total Encompass brand	495	515	59.8	90.9	8.9	28.8	29.1	29.7

Allstate Protection	$6,801	$6,780	57.3	123.8	2.5	69.4	25.1	23.8

	Nine Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio
Allstate brand
Standard auto	$11,627	$11,225	60.3	65.4	0.6	2.6	24.6	23.9
Non-standard auto	1,102	1,248	56.8	58.9	—	2.2	22.0	21.0
Auto	12,729	12,473	60.0	64.8	0.5	2.6	24.4	23.6

Homeowners	4,369	4,301	49.6	131.6	9.1	90.7	24.9	22.9
Other (1)	1,928	1,885	51.8	89.9	(0.9)	33.1	26.3	25.7

Total Allstate brand	19,026	18,659	56.8	82.7	2.3	26.0	24.7	23.7

Encompass brand
Standard auto	871	893	60.0	67.6	(0.5)	1.9	28.1	30.7
Non-standard auto (Deerbrook)	75	97	81.4	73.2	—	1.0	29.3	27.8
Auto	946	990	61.7	68.2	(0.4)	1.8	28.2	30.4

Homeowners	446	431	59.6	78.2	17.9	31.8	30.1	29.7
Other (1)	117	121	80.3	81.0	8.5	14.1	29.1	28.1

Total Encompass brand	1,509	1,542	62.5	72.0	5.7	11.2	28.8	30.0

Allstate Protection	$20,535	$20,201	57.2	81.9	2.6	24.8	25.0	24.1

(1)             Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.

(2)             Loss Ratio comparisons on this exhibit are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY
EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended September 30,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2006	2005	2006	2005
Auto	$(220)	$(276)	(3.2)	(4.1)
Homeowners (2)	(134)	(12)	(2.0)	(0.2)
Other	18	4	0.3	0.1

Allstate Protection	(336)	(284)	(4.9)	(4.2)

Discontinued Lines and Coverages	115	134	1.7	2.0

Property-Liability	$(221)	$(150)	(3.2)	(2.2)

Allstate brand	$(321)	$(275)	(4.7)	(4.1)
Encompass brand	(15)	(9)	(0.2)	(0.1)

Allstate Protection	$(336)	$(284)	(4.9)	(4.2)

	Nine Months Ended September 30,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2006	2005	2006	2005
Auto	$(579)	$(501)	(2.8)	(2.5)
Homeowners	(264)	(4)	(1.3)	—
Other	(71)	21	(0.4)	0.1

Allstate Protection	(914)	(484)	(4.5)	(2.4)

Discontinued Lines and Coverages	127	162	0.7	0.8

Property-Liability	$(787)	$(322)	(3.8)	(1.6)

Allstate brand	$(901)	$(485)	(4.4)	(2.4)
Encompass brand	(13)	1	(0.1)	—

Allstate Protection	$(914)	$(484)	(4.5)	(2.4)

(1)             Favorable reserve reestimates are shown in parentheses.

(2)             Reserve reestimates included in catastrophe losses were net favorable reserve reestimates of $9 million after reinsurance primarily related to Hurricane Katrina, and $12 million related to a reduction in our accrual for an expected assessment from Citizens Property Insurance Corporation in Florida (“FL Citizens”).

THE ALLSTATE CORPORATION
ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2006	2005	Change	2006	2005	Change

Life Products
Interest-sensitive life	$368	$380	(3.2)	$1,107	$1,107	—
Traditional	87	86	1.2	245	235	4.3
Other	84	110	(23.6)	251	317	(20.8)
	539	576	(6.4)	1,603	1,659	(3.4)

Annuities
Indexed annuities (1)	172	187	(8.0)	566	534	6.0
Fixed deferred annuities (1)	1,600	875	82.9	4,242	3,450	23.0
Fixed immediate annuities	123	165	(25.5)	422	639	(34.0)
Variable annuities	—	452	(100.0)	678	1,315	(48.4)
	1,895	1,679	12.9	5,908	5,938	(0.5)

Institutional Products (2)
Funding agreements backing medium-term notes	—	—	—	1,600	2,423	(34.0)

Bank Deposits	97	122	(20.5)	324	368	(12.0)

Total	$2,531	$2,377	6.5	$9,435	$10,388	(9.2)

Total excluding variable annuities	$2,531	$1,925	31.5	$8,757	$9,073	(3.5)

(1)             To conform to the current period presentation, prior periods have been reclassified.

(2)             There were no sales of institutional products during the third quarter of 2006 or 2005. Institutional product sales are made on an opportunistic basis.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	December 31,
($ in millions, except par value data)	2006 (Est.)	2005

Assets
Investments
Fixed income securities, at fair value (amortized cost $97,188 and $94,777)	$99,919	$98,065
Equity securities, at fair value (cost $5,922 and $4,873)	7,377	6,164
Mortgage loans	9,116	8,748
Short-term	3,845	3,470
Other	1,924	1,850
Total investments (1)	122,181	118,297

Cash	327	313
Premium installment receivables, net	4,943	4,739
Deferred policy acquisition costs	5,391	5,802
Reinsurance recoverables, net	5,979	5,180
Accrued investment income	1,072	1,074
Property and equipment, net	1,004	1,040
Goodwill	825	825
Other assets	3,007	3,567
Separate Accounts	15,595	15,235
Total assets	$160,324	$156,072

Liabilities
Reserve for property-liability insurance claims and claims expense	$19,131	$22,117
Reserve for life-contingent contract benefits	12,672	12,482
Contractholder funds	62,395	60,040
Unearned premiums	10,680	10,294
Claim payments outstanding	753	1,263
Other liabilities and accrued expenses	11,049	8,804
Deferred income taxes	320	351
Short-term debt	—	413
Long-term debt	5,529	4,887
Separate Accounts	15,595	15,235
Total liabilities	138,124	135,886

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 627 million and 646 million shares outstanding	9	9
Additional capital paid-in	2,905	2,798
Retained income	28,075	24,962
Deferred ESOP expense	(84)	(90)
Treasury stock, at cost (273 million and 254 million shares)	(10,674)	(9,575)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	1,961	2,090
Unrealized foreign currency translation adjustments	38	22
Minimum pension liability adjustment	(30)	(30)
Total accumulated other comprehensive income	1,969	2,082
Total shareholders’ equity	22,200	20,186
Total liabilities and shareholders’ equity	$160,324	$156,072

(1)             Total investments includes $42,183 for Property-Liability, $77,125 for Allstate Financial and $2,873 for Corporate and Other investments at September 30, 2006. Total investments includes $39,574 for Property-Liability, $75,233 for Allstate Financial and $3,490 for Corporate and Other investments at December 31, 2005.

Allstate Protection Catastrophe Management Strategy

Throughout 2006 we have been implementing our strategy to manage our property catastrophe exposure to provide our shareholders an acceptable return on the risks assumed in our property business and to reduce the variability of our earnings, while providing protection to our customers.  Although in many areas of the country we are currently achieving returns within acceptable risk tolerances, we continue to seek solutions to improve returns in areas that have known exposure to hurricanes, earthquakes and other catastrophes.  We will continue to reduce our catastrophe exposure over time while working to mitigate the impact of our actions on customers.  We are also working for changes in the regulatory environment, including fewer restrictions on underwriting, recognizing the need for and improving appropriate risk based pricing and promoting the creation of government sponsored, privately funded solutions.  Our property business includes personal homeowners, commercial property and other property lines.

Actions we have taken or are considering to attain an acceptable catastrophe exposure level in our property business include:

•                  removing wind coverage from certain policies and allowing our agencies to help customers apply for wind coverage through state facilities such as wind pools;

•                  changes in rates, deductibles and coverage;

•                  limitations on new business writings;

•                  changes to underwriting requirements, including limitations in coastal and adjacent counties;

•                  not offering continuing coverage to some existing policyholders;

•                  purchase of reinsurance or other forms of risk transfer arrangements;

•                  discontinuing coverage for certain types of residences; and/or

•                  withdrawal from certain markets.

Examples of catastrophe exposure actions taken during 2006, related to our risk of hurricane loss, include purchasing additional reinsurance on a countrywide basis for our personal lines property insurance, and in areas most exposed to hurricanes; a limitation on personal homeowners new business writings in coastal areas of Texas, Louisiana, Mississippi, and certain other states; and not offering continuing coverage on select policies in eight coastal counties in the state of New York, which may continue for several years.  Additionally, we have entered into a reinsurance agreement to cede losses incurred on 120,000 personal property policies in the state of Florida to Royal Palm Insurance Company.  Allstate Floridian plans to no longer offer coverage on these policies after their contract terms expire, at which time Royal Palm may offer coverage to these policyholders.

Actions taken during 2006 related to our risk of earthquake loss include the previous announcement to no longer offer new optional earthquake coverage in most states and to begin removing optional earthquake coverage on approximately 400,000 property policies at December 31, 2005 (now 330,000 policies at September 30, 2006) upon renewal in most states.  We have entered into arrangements to make earthquake coverage available through other insurers for new and renewal business.  In California, we have changed homeowners underwriting requirements in an effort to reduce our exposure to fires following earthquakes.  We have also purchased reinsurance for fires following earthquakes.

During the third quarter of 2006 we entered into an arrangement to make earthquake coverage available, through other insurers, for many of the approximately 140,000 renewal homeowners customers in the states of Alabama, Arkansas, Illinois, Indiana, Missouri, Mississippi, Ohio, South Carolina and Tennessee. This arrangement is also applicable for new homeowners customers in these nine states. Additionally, Allstate entered into previous agreements in two states for approximately 58,000 homeowners policies with optional earthquake coverage.

By the end of 2007, we anticipate that we will have eliminated approximately 90% of our optional earthquake coverages countrywide, based on our policies in force at December 31, 2005. Allstate’s premiums written attributable to optional earthquake coverage totaled approximately $60 million in 2005.  While this is a countrywide strategy, we will continue to have optional earthquake coverage available in certain states due to regulatory and other reasons.  We also will continue to have exposure to earthquake risk on certain policies and coverages that do not specifically exclude coverage for earthquake losses, including our auto policies, and to fires following earthquakes.  Allstate policyholders in the state of California are offered coverage through the California Earthquake Authority (“CEA”), a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Allstate is subject to assessments from the CEA under certain circumstances.

These actions have had an impact on our new business writings for homeowners insurance, as demonstrated in the following table by the decline in new issued applications.  We expect this trend to continue as we continue to address our catastrophe exposure.

(in thousands)	For the three months ended September 30,			For the nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change
Allstate Brand Homeowners
Hurricane Exposure States (1)	126	158	(20.3)	367	446	(17.7)
California	13	29	(55.2)	43	87	(50.6)
All other states	121	137	(11.7)	353	382	(7.6)

Total New Issued Applications	260	324	(19.8)	763	915	(16.6)

(1) Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington, D.C.

Allstate brand homeowners new issued applications decreased in almost all hurricane exposure states as a result of our catastrophe management actions.  The decrease in California new issued applications is due to changes in our underwriting requirements.  The decrease in all other states results from generally lower new business in most of the states and includes the impact of earthquake coverage-related actions.

While our actions taken will be primarily focused on reducing the catastrophe exposure in our homeowners and property business, we also consider their impact on our ability to market our auto lines.

Standard auto new issued applications are shown in the table below.

(in thousands)	For the three months ended September 30,			For the nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change
Allstate Brand Standard Auto
Hurricane Exposure States	270	270	—	790	771	2.5
California	76	80	(5.0)	238	236	0.8
All other states	159	162	(1.9)	470	473	(0.6)

Total New Issued Applications	505	512	(1.4)	1,498	1,480	1.2

Allstate brand standard auto new issued applications in the hurricane exposure states were flat in the third quarter of 2006 compared to the third quarter of 2005. But in Florida, new issued applications increased 11.7% in the third quarter of 2006 due to agency growth, changes in underwriting requirements, and marketing.  New issued applications in the hurricane exposure states continue to be impacted by catastrophe management actions on cross-sell opportunities and competitive pressures in certain markets.

Our standard auto growth strategy includes actions such as the continued roll out of Allstate® Your Choice Auto, increased marketing, the continued roll out and refinement of Tiered Pricing, underwriting actions and agency growth.  These strategies are particularly emphasized as applicable in states impacted by our catastrophe management actions such as Florida, New York and Texas.

Discontinued Lines and Coverages Reserves

The Discontinued Lines and Coverages segment includes results from insurance coverage that we no longer write and results for certain commercial and other businesses in run-off.  Our exposure to asbestos, environmental and other discontinued lines claims is reported in this segment.  We have assigned management of this segment to a designated group of professionals with expertise in claims handling, policy coverage interpretation and exposure identification.  As part of its responsibilities, this group is also regularly engaged in policy buybacks, settlements and reinsurance assumed and ceded commutations.

Summarized underwriting results for the three months and nine months ended September 30, 2006 and 2005, are presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Premiums written	$—	$—	$1	$1
Premiums earned	—	1	2	—
Claims and claims expense	(115)	(135)	(127)	(163)
Other costs and expenses	(3)	(2)	(8)	(7)
Underwriting loss	$(118)	$(136)	$(133)	$(170)

Underwriting losses of $118 million in the third quarter of 2006 were related to an $86 million reestimate of asbestos reserves compared to a $139 million reestimate in the third quarter 2005, a $10 million reestimate of environmental reserves and a $26 million increase in the allowance for future uncollectible reinsurance recoverables.

During the quarter, we completed our annual review to evaluate and establish asbestos, environmental and other discontinued lines reserves.  Reserves are recorded in the reporting period in which they are determined.  Using established industry and actuarial best practices and assuming no change in the regulatory or economic environment, this detailed and comprehensive “ground up” methodology determines reserves based on assessments of the characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented to policyholders.

Our net asbestos reserves by type of exposure and total reserve additions are shown in the following table.

	Est. September 30, 2006			December 31, 2005
($ in millions)	Active Policyholders	Est. Net Reserves	% of Reserves	Active Policyholders	Net Reserves	% of Reserves
Direct policyholders*
-Primary	45	$16	1%	46	$18	1%
-Excess	338	214	15	333	180	13
Total	383	230	16%	379	198	14%
Assumed reinsurance		203	15		215	16
Incurred but not reported (“IBNR”) claims		963	69		960	70
Total net reserves		$1,396	100%		$1,373	100%

Reserve additions		$86			$139

Net survival ratio**
-Annual		7.7			6.0
-3-Year		10.6			10.7

Net survival ratio excluding commutations, policy buy-backs and settlement agreements**
-Annual		21.1			24.9
-3-Year		25.9			26.8

*               During the first nine months of 2006, 22 direct primary and excess policyholders reported new claims, and claims of 18 policyholders were closed, so the number of direct policyholders with active claims increased by 4.

**          Our survival ratios are at levels we consider indicative of a strong asbestos reserve position.

Reserve additions for asbestos were primarily for products-related coverage.  They were essentially a result of reestimates of liabilities for increased assumed reinsurance cessions, as ceding companies (other insurance carriers) experienced increased claim activity.  This increased claim activity over prior estimates has also resulted in an increased estimate for future claims reported.  These trends are consistent with the trends of other carriers in the industry, which we believe are related to increased publicity and awareness of coverage, ongoing litigation and bankruptcy actions.  However, we are somewhat encouraged that the pace of industry asbestos claim activity seems to be slowing, perhaps reflecting various recent state legislative actions and increased legal scrutiny of the legitimacy of claims.  IBNR now represents 69% of total net asbestos reserves, one point lower than at December 31, 2005.  IBNR provides for estimated probable future unfavorable reserve development of known claims and future reporting of additional unknown claims from current and new policyholders and ceding companies.

Our non-products case reserves represent approximately 5% of total asbestos case reserves.  We do not anticipate significant changes in this percentage as insureds’ retentions associated with excess insurance programs and assumed reinsurance exposure are seldom exceeded. We did not write direct primary insurance on policyholders with the potential for significant non-products-related loss exposure.

To further limit our asbestos exposure, we have significant reinsurance, primarily to reduce our exposure to loss in our direct excess insurance business.  Our net reinsurance recoverables are estimated to be approximately 37% of our gross estimated loss reserves.

For environmental exposures, our “ground up” review resulted in $10 million of unfavorable reserve reestimates related to existing active claims.  There was essentially no change in environmental reserve reestimates as a result of this review in 2005.

As of September 30, 2006, we increased the allowance for uncollectible reinsurance by $26 million to a total of $235 million, or approximately 20% of total recoverables from reinsurers in the Discontinued Lines and Coverages segment.

We believe that our reserves are appropriately established based on assessments of pertinent factors and characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders, assuming no change in the legal, legislative or economic environment.

Estimated Impact of Adopting SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”) and the Pension Protection Act of 2006

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 158 which requires recognition in the statement of financial position of the over or underfunded status of defined benefit pension and other postretirement plans, measured as the difference between the fair value of plan assets and the projected benefit obligation for the pension plan and the accumulated benefit obligation for our other postretirement benefit plans.  This effectively requires the recognition of all previously unrecognized actuarial gains and losses and prior service cost as a component of accumulated other comprehensive income, net of tax.  In addition, SFAS No. 158 requires, on a prospective basis, the actuarial gains and losses and the prior service costs and credits that arise during any reporting period but are not recognized as components of net periodic benefit cost be recognized as a component of other comprehensive income, net of tax, the measurement date of the plans to be the same as the statement of financial position, and disclosure in the notes to the financial statements of certain effects on the net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service costs and credits.  Guidance relating to the recognition of the over or underfunded status of the plan and additional disclosure requirements is effective for years ending after December 15, 2006.  Guidance relating to the measurement date of the plans is effective for the years ending after December 15, 2008.  There is no impact on results of operations or cash flows.  Retrospective application of this standard is not permitted.  However based on our current interpretation and the most recent measurement date of our plans of October 31, 2005, if the standard had been effective and adopted as of December 31, 2005, the impact of adoption would have resulted in a decrease in shareholders’ equity of $1.37 billion and book value per share of $2.10, and an increase in the debt to shareholders’ equity ratio and the debt to capital resources ratio of 1.9 points and 1.2 points, respectively.  Adoption impacts will be based on the most recent measurement date of the plans as of December 31, 2006, which is October 31, 2006.

Certain rating agencies explicitly consider the funded status of the pension plans in the development of non-GAAP debt to capital ratios as part of the determination of company ratings.  While we do not expect any near-term change in our financial strength ratings as a result of these changes, the long term effects of these changes on the ratings process remains uncertain. Upon adoption, we plan to revise our non-GAAP measure of book value excluding the effects of unrealized gains and losses on fixed income securities to also exclude the effects of this new guidance.

Also during the third quarter of 2006, the federal government enacted the Pension Protection Act of 2006 (the “Act”) which changes the manner in which pension funding is determined.  The new rules are effective for funding beginning in 2008.  We are currently reviewing the implications of the Act, but do not expect it to have a material impact on funding.

Our funding policy for the pension plans is to make annual contributions at a minimum level that is at least in accordance with regulations under the Internal Revenue Code (“IRC”) and in accordance with generally accepted actuarial principles.  There was no minimum funding requirement under the IRC for the tax qualified pension plans as of December 31, 2005.

Our obligations have not changed as a result of these developments.  The pension and other postretirement plans are subject to revision at the discretion of management.  Any revisions could result in significant changes to our pension plan obligations and our obligation to fund the plans.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of deferred acquisition costs (“DAC”), operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of pretax reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss) excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income.

We use operating income (loss) to evaluate our results of operations.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income (loss) to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income (loss) and net income (loss) for the three months and nine months ended September 30, 2006 and 2005.

For the three months ended September 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
Operating income (loss)	$1,067	$(1,785)	$148	$156	$1,191	$(1,650)	$1.88	$(2.52)
Realized capital gains and losses	(34)	163	(30)	27	(61)	199
Income tax benefit (expense)	12	(64)	11	(10)	22	(78)
Realized capital gains and losses, after-tax	(22)	99	(19)	17	(39)	121	(0.06)	0.18
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	16	(2)	16	(2)	0.02	—
Non-recurring increase in liability for future benefits	—	—	—	—	—	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(9)	(10)	(9)	(10)	(0.01)	(0.01)
Loss on disposition of operations, after-tax	—	—	(1)	(7)	(1)	(7)	—	(0.01)
Net income (loss)	$1,045	$(1,686)	$135	$154	$1,158	$(1,548)	$1.83	$(2.36)

For the nine months ended September 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005
Operating income	$3,378	$236	$452	$442	$3,767	$607	$5.89	$0.90
Realized capital gains and losses	233	385	(138)	52	90	448
Income tax (expense) benefit	(80)	(137)	49	(19)	(29)	(160)
Realized capital gains and losses, after-tax	153	248	(89)	33	61	288	0.09	0.43
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	40	(106)	40	(106)	0.06	(0.16)
Non-recurring increase in liability for future benefits	—	—	—	(22)	—	(22)	—	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(28)	(32)	(28)	(32)	(0.04)	(0.05)
Loss on disposition of operations, after-tax	(1)	—	(59)	(11)	(60)	(11)	(0.09)	(0.01)
Net income	$3,530	$484	$316	$304	$3,780	$724	$5.91	$1.08

In this press release, we provide guidance on operating income per diluted share for 2006.  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income (loss) is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between the two operating ratios, combined ratio (a GAAP measure) and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses, which cause our loss trends to vary significantly between periods as a result of their rate of occurrence and magnitude.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended September 30,
($ in millions)	Est. 2006	2005
Return on equity
Numerator:
Net income	$4,821	$1,866
Denominator:
Beginning shareholders’ equity	19,419	21,038
Ending shareholders’ equity	22,200	19,419
Average shareholders’ equity	$20,810	$20,229
Return on equity	23.2%	9.2%

	For the twelve months ended September 30,
	Est. 2006	2005
Operating income return on equity
Numerator:
Operating income	$4,742	$1,593

Denominator:
Beginning shareholders’ equity	19,419	21,038
Unrealized net capital gains	2,301	2,802
Adjusted beginning shareholders’ equity	17,118	18,236

Ending shareholders’ equity	22,200	19,419
Unrealized net capital gains	1,961	2,301
Adjusted ending shareholders’ equity	20,239	17,118

Average adjusted shareholders’ equity	$18,679	$17,677

Operating income return on equity	25.4%	9.0%

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains on fixed income securities in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of September 30,		As of December 31,
(in millions, except per share data)	Est. 2006	2005	2005

Book value per share
Numerator:
Shareholders’ equity	$22,200	$19,419	$20,186
Denominator:
Shares outstanding and dilutive potential shares outstanding	632.9	654.8	651.0
Book value per share	$35.08	$29.66	$31.01

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$22,200	$19,419	$20,186
Unrealized net capital gains on fixed income securities	1,023	1,447	1,255
Adjusted shareholders’ equity	$21,177	$17,972	$18,931
Denominator:
Shares outstanding and dilutive potential shares outstanding	632.9	654.8	651.0
Book value per share, excluding unrealized net capital gains on fixed income securities	$33.46	$27.45	$29.08

Gross margin represents life and annuity premiums and contract charges and net investment income and periodic settlements and accruals on non-hedge derivative instruments, less contract benefits and interest credited to contractholder funds excluding amortization of DSI.  We reclassify periodic settlements and accruals on non-hedge derivative instruments into gross margin to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income or interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin, benefit margin, and contract charges and fees.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Life and annuity premiums and contract charges	$444	$505	$1,454	$1,525
Net investment income	1,063	974	3,115	2,838
Periodic settlements and accruals on non-hedge derivative instruments	14	14	44	49
Contract benefits	(388)	(395)	(1,135)	(1,209)
Interest credited to contractholder funds (2)	(658)	(597)	(1,907)	(1,719)
Gross margin	475	501	1,571	1,484
Amortization of DAC and DSI	(155)	(139)	(529)	(398)
Operating costs and expenses	(102)	(142)	(349)	(454)
Restructuring and related charges	(5)	(1)	(24)	(1)
Income tax expense	(65)	(63)	(217)	(189)
Realized capital gains and losses, after-tax	(19)	17	(89)	33
DAC and DSI amortization relating to realized capital gains and losses, after-tax	16	(2)	40	(106)
Non-recurring increase in liability for future benefits, after-tax	—	—	—	(22)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(9)	(10)	(28)	(32)
Loss on disposition of operations, after-tax	(1)	(7)	(59)	(11)
Allstate Financial net income	$135	$154	$316	$304

(2)             Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $9 million in the third quarter of 2006 and est. $32 million for the first nine months of 2006 compared to $11 million in the third quarter of 2005 and $65 million for the first nine months of 2005.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended September 30,
	Investment Margin		Benefit Margin(4)		Contract Charges and Fees(4)		Gross Margin(4)
(in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005

Life and annuity premiums	$—	$—	$211	$218	$—	$—	$211	$218
Contract charges	—	—	154	158	79	129	233	287
Net investment Income	1,063	974	—	—	—	—	1,063	974
Periodic settlements and accruals on non-hedge derivative instruments	14	14	—	—	—	—	14	14
Contract benefits	(139)	(135)	(249)	(260)	—	—	(388)	(395)
Interest credited to contractholder funds (3)	(658)	(597)	—	—	—	—	(658)	(597)
	$280	$256	$116	$116	$79	$129	$475	$501

(3)   Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $9 million in the third quarter of 2006 and $11 million in the third quarter of 2005.

(4)   We disposed through reinsurance substantially all of our variable annuity business as of June 1, 2006.  In the third quarter of 2005 this business had a negative impact on our benefit margin of $5 million and had contract charges and fees of $63 million for a total impact on the gross margin of $58 million.

	Nine Months Ended September 30,
	Investment Margin		Benefit Margin(4)		Contract Charges and Fees(4)		Gross Margin(4)
(in millions)	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005	Est. 2006	2005

Life and annuity premiums	$—	$—	$631	$689	$—	$—	$631	$689
Contract charges	—	—	482	465	341	371	823	836
Net investment Income	3,115	2,838	—	—	—	—	3,115	2,838
Periodic settlements and accruals on non-hedge derivative instruments	44	49	—	—	—	—	44	49
Contract benefits	(405)	(398)	(730)	(811)	—	—	(1,135)	(1,209)
Interest credited to contractholder funds (3)	(1,907)	(1,719)	—	—	—	—	(1,907)	(1,719)
	$847	$770	$383	$343	$341	$371	$1,571	$1,484

(3)   Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $32 million in the first nine months of 2006 and $65 million in the first nine months of 2005.

(4)   We disposed through reinsurance substantially all of our variable annuity business as of June 1, 2006.  In the nine months ended September 30, 2005, this business had a negative impact on our benefit margin of $8 million and had contract charges and fees of $83 million for a total impact on the gross margin of $75 million.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Premiums written	$7,123	$7,158	$20,922	$20,733
(Increase) decrease in Property-Liability unearned premiums	(352)	(393)	(609)	(548)
Other	30	16	224	16
Premiums earned	$6,801	$6,781	$20,537	$20,201

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Premiums and deposits excluding variable annuities	$2,531	$1,925	$8,757	$9,073
Variable annuity deposits(6)	—	452	678	1,315
Total premiums and deposits	2,531	2,377	9,435	10,388
Deposits to contractholder funds	(2,288)	(1,783)	(8,137)	(8,614)
Deposits to separate accounts	(32)	(379)	(680)	(1,101)
Change in unearned premiums and other adjustments	—	3	13	16
Life and annuity premiums (5)	$211	$218	$631	$689

(5)   Life and annuity contract charges in the amount of est. $233 million and $287 million for the three months ended September 30, 2006 and 2005, respectively, and est. $823 million and $836 million for the nine months ended September 30, 2006 and 2005, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

(6)   Disposed through reinsurance effective June 1, 2006.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes proprietary products such as annual premiums on new life insurance policies, premiums and deposits on annuities, net new deposits in the Allstate Bank and sales of variable annuities, and non-proprietary products such as mutual funds.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months and nine months ended September 30, 2006 and 2005 are presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2006	2005	Est. 2006	2005
Proprietary (excluding variable annuities)	$315	$303	$892	$912
Proprietary variable annuities(7)	60	83	266	239
Non-proprietary	203	160	577	497
Total	$578	$546	$1,735	$1,648

(7)   Disposed through reinsurance effective June 1, 2006.  The duration of the transition period of this reinsurance agreement is expected to be 24 months or less.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our operating income per share for 2006 and our catastrophe exposure management strategies.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•      While we believe that the actions we are taking to earn an acceptable return on the risks assumed in our property business and to reduce the associated variability of our earnings will be successful over the long term, it is possible that they will have a negative impact on near-term growth and earnings.  Homeowners premium growth rates and retention could be adversely impacted by adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure.  In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.  Efforts to recover the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to resistance by regulators or non-renewal decisions by policyholders resulting in a lower amount of insurance in force.

•      We may continue to incur catastrophe losses in our property business in amounts in excess of those experienced in prior years, in excess of those that management projects would be incurred based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, in excess of those that modelers estimate would be incurred based on other levels of probability, in excess of the average expected level, and in excess of our current reinsurance coverage limits.  To maintain our current ratings, rating agencies may require us to maintain our current level of capital despite our reductions in exposure to catastrophic risk.

•      Allstate Financial’s investment margin depends upon maintaining sufficient spreads between investment yields and crediting rates.  Additionally, changing interest rates may impact consumer demand for certain of Allstate Financial’s products.  Lower interest rates could decrease investment margins and the profitability of the Allstate Financial segment.  Higher interest rates could lead us to reset interest-crediting rates or result in increased surrenders and withdrawals, which may reduce investment margin and profitability of the Allstate Financial segment.

•      Results from the management and review of our investment portfolios could cause lower than expected net investment income.

•      Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business.  On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management; or a host of other considerations that may or may not be under the insurer’s control.

•      The completion of the $4 billion stock repurchase program that we announced in November 2004 and the $3 billion stock repurchase program announced today are subject to the risks identified above and their impact on net income and cash flows, as well as management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino	Robert Block, Larry Moews, Phil Dorn
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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